Berkshire Hills Reports Final Merger Consideration For The Connecticut Bank and Trust Company Shareholders

Pittsfield, MA – April 26, 2012 – Berkshire Hills Bancorp, Inc. (Nasdaq: BHLB) today announced the cash/stock election results for its recently completed acquisition of The Connecticut Bank and Trust Company (CBT). Pursuant to the merger agreement, CBT merged into Berkshire Bank on April 20, 2012.

Under the terms of the merger agreement, 70% of the outstanding shares of CBT common stock were exchanged for shares of Berkshire Hills Bancorp common stock, and 30% of outstanding CBT common shares were exchanged for cash. An election was held among CBT shareholders as to the form of merger consideration. The holders of 3,049,414 shares, or 84.3% of the outstanding CBT shares, elected to receive Berkshire Hills Bancorp common stock. The holders of 332,681 shares, or 9.2%, elected to receive cash; and the holders of 234,972 shares, or 6.5%, did not submit elections or submitted an election expressing no preference. Based on final election results and applying the proration provisions set forth in the merger agreement, CBT shareholders will receive the following merger consideration:

•	CBT shareholders will receive approximately 0.3163 shares of Berkshire Hills Bancorp common stock and $1.40 in cash for each CBT share for which they made a valid stock election;

•	CBT shareholders will receive $8.25 per share for each CBT share for which they made a valid cash election; and

•	CBT shareholders who expressed no preference or who did not make a valid election will receive $8.25 in cash for each CBT share tendered.

Berkshire’s agent will mail the cash consideration and a confirmation of the number of shares of Berkshire Hills common stock owned by former shareholders of record of CBT to such shareholders on April 27, 2012. Under the merger agreement, fractional shares of Berkshire Hills common stock will not be issued. Instead, CBT shareholders will receive cash in lieu of fractional shares based on the average closing price of Berkshire Hills common stock of $22.60 for the five consecutive trading days ended April 19, 2012. Questions about the distribution of merger consideration should be addressed to Berkshire’s agent, Registrar and Transfer Company, at 800-368-5948.

BACKGROUND

Berkshire Hills Bancorp is the parent of Berkshire Bank - America's Most Exciting Bank(SM). Including the recently acquired operations of CBT, Berkshire has $4.3 billion in assets and 68 full service branch offices in Massachusetts, New York, Connecticut, and Vermont providing personal and business banking, insurance, and wealth management services. Berkshire Bank provides 100% deposit insurance protection for all deposit accounts, regardless of amount, based on a combination of FDIC insurance and the Depositors Insurance Fund (DIF). For more information, visit www.berkshirebank.com or call 800-773-5601.

FORWARD-LOOKING STATEMENTS

This document may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. There are several factors that could cause actual results to differ significantly from expectations described in the forward-looking statements. For a discussion of such factors, please see Berkshire’s most recent reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission and available on the SEC's website at www.sec.gov.  Berkshire does not undertake any obligation to update forward-looking statements made in this document.

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CONTACT

David H. Gonci

Investor Relations Officer

413-281-1973